October 11, 2024

Dear Shareholder:

MacKenzie Realty Capital, Inc. (“MRC”) is issuing its quarterly Series B preferred share dividend.  The dividend is payable to shareholders of record as of September 30, 2024.

As you know, the Series B Preferred shares have a preferred return of 12% on the $25 purchase price, which consists of a 3% current cash dividend of $0.75 per share per year and a 9% accrued return of $2.25 per share per year.  This amounts to cash dividends of $0.0625 per share per month, and an accrued return of $0.1875 per share per month. The following table sets forth the dividends paid and accrued by month of acceptance:

Acceptance	Cash	Accrued	Total
Date	Dividends	Dividends	Dividend
6/1/2024	$0.1875	$0.5625	$0.75
7/1/2024	$0.1250	$0.3750	$0.50
8/1/2024	$0.0625	$0.1875	$0.25

In addition, the Board has approved a Series B preferred share dividend at the same rate per month to holders of record as of October 31, November 30, and December 31, 2024.  The cash portion of this dividend will be paid during the month of January 2025.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm